PERSONAL & CONFIDENTIAL

December 10, 2013

Mr. Keith Style

Dear Keith:

We are excited that you have been promoted to Senior Vice President and Chief Financial Officer reporting to me. I am sure that you will continue to make significant contributions to our company and I look forward to you assuming your new position as of January 1st, 2014.

Cash Compensation

Your Target Annualized compensation will be $565,750. This includes base salary and annual bonus at target. The components are as set forth below.

Annual base compensation will be $365,000 and a 2014 total target annual bonus opportunity of $200,750, which is 55% of your base salary. The bonus targets, which are the same for all bonus-eligible employees in the corporate office, are based upon the number of cars sold in the US in 2014 and Asbury EBITDA at each level of sales. We will provide you with a copy of this plan.

Equity Grants

Subject to board approval, an equity award will be granted to you during our normal and customary equity grant cycle. This equity award is expected to be comprised of 40%/60% restricted/performance shares each of which will vest ratably over 3 years, assuming the performance shares are earned as determined by the board.

If Asbury resumes dividend payments to our shareholders, you will also receive dividend equivalents for your unvested restricted shares. These dividend equivalents will be accrued and paid out to you in cash when the shares vest.

As an Executive Officer, your equity holding requirements will be three times your base salary. The following shares count towards your ownership for purposes of meeting the requirements: (i) all restricted stock whether vested or unvested, (ii) all performance shares that are earned, even if not vested and (iii) all shares of common stock that are held. Additional information is included in the Asbury Policy on Director and Executive Officer Stock Ownership which will be provided to you.

Auto Allowance

You will continue to receive a car allowance in the amount of $800 per month. This amount will be paid to you in our regular payroll and will be subject to normal withholding.

Severance Pay Agreement

You will receive a severance pay agreement providing base salary and benefits continuation for one year and a pro-rated bonus in the amount that you would have received had you not been terminated during such year in the event you are terminated without cause or you terminate your employment for good reason (as described in the severance pay agreement). This agreement will include change in control benefits (as discussed below), and certain non-compete, non-disclosure and non-solicitation obligations.

Change in Control

Payment of any severance in connection with a change in control occurs only upon a “double trigger,” meaning 1) a “change in control” must be consummated and 2) within two years following a “change in control,” you are terminated without “cause” or you terminate your employment for “good reason” as such terms are defined in the severance pay agreement.

To signify your acceptance of this position, please sign below and return one copy to me.

Sincerely,

Craig Monaghan
President and CEO
Asbury Automotive Group, Inc.

I hereby signify my acceptance of the position

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